FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 13, 2006

Merisant Worldwide, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-114102	52-2219000
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Merisant Company

(Exact Name of Registrant as Specified in Charter)

Delaware	333-114105	52-2218321
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

10 South Riverside Plaza, Suite 850
	Chicago, Illinois	60606
	(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (312) 840-6000

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

On February 14, 2006, Merisant US, Inc. (“Merisant”) and ACH Food Companies, Inc. (“ACH”) entered into a Distribution Agreement pursuant to which ACH will act as the exclusive distributor of Merisant tabletop sweeteners in the United States.  The Distribution Agreement will become effective on the later of the termination of Merisant’s current distribution agreements with H.J. Heinz Company (“Heinz”) or the date that is 60 days after Merisant provides ACH with all necessary information for ACH to prepare to render the distribution services.

ACH is a leading supplier of branded cooking oils and a distributor of edible consumer products and ingredients in North America through retail grocery, industrial ingredient and foodservice channels.  ACH provides distribution services to third parties and products owned by ACH or its affiliates, including Fleischmann’s®, Mazola®, Argo® and Karo® branded products.  ACH is owned by Associated British Foods plc, which is an international food, ingredients and retail group with consolidated annual sales in 2005 of approximately $9.8 billion.

Upon the effectiveness of the Distribution Agreement, ACH will provide customary distribution services to Merisant, including all direct sales, transportation and warehousing activities.  ACH and Merisant have agreed to work collaboratively in planning and executing trade marketing programs, and Merisant will be provided an opportunity to participate in planning meetings and scheduled sales calls with customers.  ACH will earn commissions on products purchased from Merisant.  Merisant will also reimburse ACH for freight and distribution costs incurred by ACH in providing services under the Distribution Agreement, and ACH will determine these costs in accordance with a methodology agreed to by the parties.

Merisant will acquire Heinz’s inventory of Merisant products on or about the effectiveness of the Distribution Agreement, and ACH will take possession of all such inventory.  ACH will purchase salable inventory necessary to fill customer orders over the succeeding 30 days and will continue to purchase the inventory in its possession.

Merisant has granted to ACH a right of first refusal with respect to the licensing of Merisant trademarks for use with branded creamers or fortified nutritional drink mixes to be sold by third parties in the United States.  If Merisant receives a bona fide offer from a third party to license any Merisant trademarks for such purpose, Merisant will deliver notice of the material economic terms of such offer and ACH will have 30 days within which to match such terms.  If ACH offers to match such terms, then Merisant and ACH will meet in good faith and negotiate a license on the terms provided in the original notice with such adjustments as they may mutually agree.

The Distribution Agreement has an initial term of three years and may be renewed for up to two additional three-year terms by either party.  Beginning after the first anniversary of the Distribution Agreement, either party may terminate the Distribution Agreement without cause upon 180 days advance written notice.  The Distribution Agreement may be terminated for a material breach upon 90 day’s prior written notice if the breach is not cured within 30 days of receipt of notice of such breach and the party terminating the Distribution Agreement is not then in material breach.

Item 1.02               Termination of a Material Definitive Agreement

On February 13, 2006, Heinz delivered notice to Merisant that the Amended and Restated Retail Distribution Agreement between Heinz and Merisant would terminate in 180 days.  On February 15, 2006, Merisant delivered notice to Heinz that the Amended and Restated Food Service Distribution Agreement between Heinz and Merisant would terminate in 180 days.  Heinz has been Merisant’s principal distributor of tabletop sweeteners in the United States since its inception.  Neither Merisant nor Heinz will be obligated to pay the other party any penalties for terminating the Distribution Agreements without cause, and Merisant will have the option to repurchase from Heinz at Heinz’s original cost the remaining inventory of products that are good and salable.

Item 9.01               Financial Statements and Exhibits.

Exhibits

10.1	Distribution Agreement dated February 14, 2006, by and between Merisant US, Inc. and ACH Food Companies, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERISANT WORLDWIDE, INC.

Date: February 16, 2006	By:	/s/ Anthony J. Nocchiero
Anthony J. Nocchiero
Vice President, Chief Financial Officer

MERISANT COMPANY

Date: February 16, 2006	By:	/s/ Anthony J. Nocchiero
Anthony J. Nocchiero
Vice President, Chief Financial Officer